Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-218984 on Form S-8 of our report dated March 26, 2018, relating to the consolidated financial statements and consolidated financial statement schedule of Athenex, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a going concern uncertainty), appearing in this Annual Report on Form 10-K of Athenex, Inc. for the year ended December 31, 2017.

/s/   Deloitte & Touche LLP

Williamsville, New York

March 26, 2018